Exhibit 4.3
COCA-COLA BOTTLING CO. CONSOLIDATED
RESOLUTIONS RELATED TO THE ESTABLISHMENT OF
$110,000,000 AGGREGATE PRINCIPAL AMOUNT OF
7.00% SENIOR NOTES DUE 2019
I.	Resolutions Adopted by the Executive Committee of the Board of Directors of Coca-Cola Bottling Co. Consolidated on April 1, 2009
1.	Authorization of Debt Offering.
     WHEREAS, management has recommended to the Executive Committee of the Board of Directors that the Company issue up to $150,000,000 aggregate principal amount of unsecured senior debt securities (the “Notes”), to be issued as provided in (a) the Supplemental Indenture, dated as of March 3, 1995, and any indenture or indentures supplemental thereto or an officers’ certificate executed pursuant thereto, pursuant to which the Notes are created and governed (collectively, the “Indenture”), and (b) an underwriting agreement, and any agreements entered into in connection therewith (collectively, the “Underwriting Agreement”), pursuant to which the Notes are to be sold to the underwriters named therein (collectively, the “Debt Offering”); and
     WHEREAS, management has proposed that the Company use the proceeds from the Debt Offering for general corporate purposes, including repayment of indebtedness; and
     WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 No. 333-155635 (the “Registration Statement”), which Registration Statement has been declared effective by the Commission; and
     WHEREAS, it is desirable and in the best interests of the Company and its stockholders that the appropriate officers of the Company take the steps necessary to authorize the Company to issue the Notes and enter into an Underwriting Agreement; and
     WHEREAS, it is desirable and in the best interests of the Company and its stockholders to authorize the Debt Offering, the proposed transactions related thereto and any agreements entered into in connection therewith, subject to the limitations described herein.
     NOW THEREFORE, BE IT RESOLVED, that the Chairman of the Board of Directors and Chief Executive Officer, the President and Chief Operating Officer, the Vice President and Chief Financial Officer or the Vice President and Treasurer (collectively, the “Authorized Officers”) be, and each of them hereby is, authorized to negotiate an Underwriting Agreement with a group of underwriters represented by Citigroup, Inc. or an affiliate thereof (collectively, the “Underwriters”), all on the terms described herein; and
     FURTHER RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized to (a) cause to be inserted in the Underwriting Agreement the principal amount, the interest rate, the initial price to the public, the underwriting discounts and commissions, the purchase price for the Notes and any other relevant terms, all as determined by the Pricing Committee (as appointed by the Executive Committee pursuant hereto) and (b) execute and deliver the Underwriting Agreement as finally negotiated; and
     FURTHER RESOLVED, that the issuance of the Notes to the Underwriters against payment therefor at the price determined by the Pricing Committee in the manner provided in these resolutions be, and it hereby is, authorized and approved; and
     FURTHER RESOLVED, that the Company use the proceeds from the Debt Offering for general corporate purposes, including repayment of indebtedness; and
     FURTHER RESOLVED, that the proper officers of the Company be, and each of them hereby is, severally authorized, subject to the terms of the Indenture, to do all things necessary or advisable in order to carry out and perform on behalf of the Company all of its covenants, obligations and undertakings thereunder in connection with the issuance of the Notes (including executing and delivering the Notes, supplemental notes, certificates or other documents); and
     FURTHER RESOLVED, that the Notes may be offered pursuant to the Registration Statement and that the Authorized Officers be, and each of them hereby is, authorized, empowered and directed to cause to be prepared and, if applicable, signed, in the name and on behalf of the Company, any necessary prospectus supplement, free writing prospectus, term sheet or amendments to the Registration Statement as may at any time or from time to time be required by, or be deemed by any of such officers to be desirable under, the Securities Act of 1933 or the rules and regulations or interpretations of the Commission promulgated thereunder, and that the proper officers of the Company be, and each of them hereby is, authorized and directed to cause the same to be filed with the Commission; and
     FURTHER RESOLVED, that the proper officers of the Company be, and each of them hereby is, authorized and directed to take such other and further actions as may be necessary or desirable to carry out the full intent and purposes of the foregoing preambles and resolutions.
2.	Establishment of Pricing Committee.
     WHEREAS, it is desirable that a Pricing Committee be established to facilitate the determination of certain matters in connection with the Debt Offering;

     NOW, THEREFORE, BE IT RESOLVED, that there is established a special two-member sub-committee (the “Pricing Committee”), consisting of J. Frank Harrison, III and William B. Elmore, which will be a sub-committee formed under Section 141(c)(3) of the DGCL and formed for the sole purpose of determining on behalf of the Company certain matters in connection with the offering of the Notes and various terms of the Underwriting Agreement, as the case may be, subject to the parameters set forth by the Executive Committee, such Pricing Committee to have the authority hereafter set forth and to cease to exist after it has fully exercised such authority; and
     FURTHER RESOLVED, that the Pricing Committee can take action pursuant to a meeting or a written consent; provided, that in either case, both of the members composing the Pricing Committee approve the action to be taken; and
     FURTHER RESOLVED, that, subject to the specific limitations set forth below or in the foregoing resolutions, the Pricing Committee is hereby authorized and granted the authority to fix and determine on behalf of the Company any or all of the following with respect to the Notes to be issued, each of which determinations shall be binding upon the Company:
(a)	the principal amount of the Notes to be issued, which shall not in the aggregate exceed $150,000,000;

(b)	the form, terms and conditions of the Notes, as the case may be (including, without limitation, applicable interest rates and any applicable maturity or maturities of the Notes);

(c)
the consideration to be paid for the Notes, the amount of any commission or discount to be paid in connection with the issuance or exchange of the Notes and any other pricing terms related to the Notes;

(d)	the provisions, if any, for the redemption of the Notes and the premiums, if any, to be paid upon any such redemption; and

(e)	any other terms, including reasonable and customary terms, of the Notes and the Underwriting Agreement as the Pricing Committee shall deem appropriate;
     FURTHER RESOLVED, that a resolution or certificate signed by at least one of the members of the Pricing Committee shall be conclusive evidence that the determination set forth in such resolution or certificate was made by the Pricing Committee and is binding upon the Company; and

     FURTHER RESOLVED, that the Pricing Committee is authorized to further delegate to such officers of the Company as the Pricing Committee may deem appropriate such authority to effect the transactions contemplated hereby and to take all such other actions and execute and deliver all such other agreements and documents on behalf of the Company as the Pricing Committee may deem necessary or appropriate to consummate such transactions and to effect the intent and purposes of these resolutions; and
     FURTHER RESOLVED, that the Pricing Committee is authorized and directed to take such other and further actions as may be necessary or desirable to carry out the full intent and purposes of these resolutions.
3.	Further Action.
     FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized, empowered and directed to make such entries and statements in the accounts and records of the Company as they, or any of them, shall deem necessary or advisable in order appropriately and accurately to reflect in such accounts and records the transactions authorized by the foregoing resolutions adopted by the Executive Committee; and
     FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized, empowered and directed, in its name and on its behalf, to take or cause to be taken any and all such further action (including without limitation such action as may be necessary or desirable to comply with the “blue sky” laws of the various states and the District of Columbia or to engage any solicitation firms or other third parties that they deem advisable in connection with the transactions contemplated hereby), to make or cause to be made all such payments, and to execute, acknowledge and deliver all such instruments, agreements, indentures, supplemental indentures, notes, tender or exchange offer documents, notices, letters of transmittal and other documents as may, in the judgment of such officers, be necessary, proper or convenient in order to carry out the intent and purposes of the foregoing preambles and resolutions.
II.	Resolutions Adopted by the Pricing Committee of the Board of Directors of Coca-Cola Bottling Co. Consolidated on April 2, 2009
     WHEREAS, the Executive Committee of the Board of Directors of the Company (the “Executive Committee”) has authorized the issuance of up to $150,000,000 aggregate initial offering amount of unsecured debt securities (the “Notes”) to be issued as provided in (a) the Supplemental Indenture, dated as of March 3, 1995, and any indenture or indentures supplemental thereto or an officers’ certificate executed pursuant thereto, pursuant to which the Notes are created and governed (collectively, the “Indenture”), and (b) an underwriting agreement, and any agreements entered into in connection therewith (collectively, the “Underwriting Agreement”), pursuant to which the Notes are to be sold to the underwriters named therein; and
     WHEREAS, the Board of Directors has established this Pricing Committee to approve certain matters in connection with the issuance and public offering of the Notes, including (i) the form of the Notes and (ii) the terms of the Notes and the Underwriting Agreement.
     NOW, THEREFORE, BE IT RESOLVED, that, the Pricing Committee hereby determines on behalf of the Company the following with respect to the Notes:
1.	Form of the Notes
     NOW, THEREFORE, BE IT RESOLVED, that the form of the Notes attached hereto as Exhibit A, with such changes as the appropriate officers of the Company deem necessary and appropriate, be, and it hereby is, approved and adopted.
2.	Terms of the Notes
     FURTHER RESOLVED, that the Pricing Committee hereby determines on behalf of the Company that the terms of the Notes shall be as follows:
(a)	the title and designation of the Notes shall be the “7.00% Senior Notes Due 2019.”

(b)	the aggregate principal amount of the Notes shall be $110,000,000.00.

(c)	the final maturity of the Notes shall be on April 15, 2019.

(d)	the annualized interest rate on the Notes shall equal 7.00% per annum.

(e)	interest on the Notes shall accrue from the settlement date of the offering.

(f)
interest on the Notes shall be payable semi-annually, in arrears, on April 15 and October 15 of each year, beginning on October 15, 2009 (or if such day is not a business day, on the next succeeding business day).

(g)	interest shall be payable to the persons in whose names the new notes are registered at the close of business on April 1 and October 1 of each year.

(h)
payment of principal and any premium and interest on the Notes shall be made at the corporate trust office or agency of The Bank of New York Mellon Trust Company, N.A. or other Paying Agent or Agents (as defined in the Indenture) as designated by the Company from time to time.

(i)
the Notes shall be redeemable at the option of the Company at any time, in whole or in part, at the redemption prices, and in accordance with the terms and conditions, as described in the form of the Notes attached hereto as Exhibit A.

(j)
the Notes shall require the Company to offer to repurchase the Notes upon the occurrence of certain change of control triggering events, at such price and in accordance with the terms and conditions as described in the form of the Notes attached hereto as Exhibit A.

(k)
the Notes shall be issued in one or more global notes, deposited with The Bank of New York Mellon Trust Company, N.A. as custodian for the Depository Trust Company and registered in the name of Cede & Co., the Depository Trust Company’s nominee; interests in the global notes shall be issued in minimum denominations of $1,000 and integral multiples of $1,000.

(l)	the Notes shall be subject to the defeasance provisions described in Sections 1302 and 1303 of the Indenture.

(m)	the Notes shall be senior unsecured obligations of the Company and shall rank equally with all of the Company’s other unsecured and unsubordinated indebtedness.